 Exhibit (a)(1)(C)
Offer to Purchase
All Outstanding Shares of Common Stock
of
Regulus Therapeutics Inc.
at
$7.00 per share in cash, plus one contingent value right per share representing the right to receive one contingent payment of $7.00 in cash upon the achievement of a specified milestone
Pursuant to the Offer to Purchase dated May 27, 2025
by
Redwood Merger Sub Inc.
an indirect wholly owned subsidiary of
Novartis AG
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON JUNE 24, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
May 27, 2025
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Redwood Merger Sub Inc., a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Novartis AG, a company limited by shares (Aktiengesellschafl) incorporated under the laws of Switzerland (“Parent”), to act as information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Regulus Therapeutics Inc., a Delaware corporation (“Regulus”), in exchange for (i) $7.00 in cash per Share, subject to any applicable withholding and without interest thereon, plus one contingent value right (each, a “CVR”) per Share, representing the right to receive one contingent payment of $7.00 in cash, subject to any applicable withholding and without interest thereon, upon the achievement of the milestone specified in, and on the other terms and subject to the other conditions set forth in, the CVR Agreement (the “CVR Agreement”) to be entered into between Parent and a rights agent as of or prior to the date and time of the irrevocable acceptance for payment by Purchaser of the Shares that have been validly tendered and not validly withdrawn pursuant to and subject to the conditions of the Offer (the “Acceptance Time”). Such offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”) and in the related Letter of Transmittal (as it may be amended, supplemented or otherwise modified from time to time, the “Letter of Transmittal”) which, together with the Offer to Purchase, collectively constitute the “Offer.” Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.
The conditions to the Offer are described in Section 15 of the Offer to Purchase.
For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
The Offer to Purchase;

2.
The Letter of Transmittal (including Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9) for your use in accepting the Offer and tendering Shares and for the information of your clients;

3.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

4.
Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to Computershare Trust Company, N.A. (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, prior to the expiration of the Offer.
5.
Regulus’ Solicitation/Recommendation Statement on Schedule 14D-9; and

6.
A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at one minute past 11:59 P.M., New York City time, on June 24, 2025, unless the Offer is otherwise extended or earlier terminated.
The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 29, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Regulus, Parent and Purchaser, pursuant to which, after consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will merge with and into Regulus in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with Regulus continuing as the surviving corporation and becoming an indirect wholly owned subsidiary of Parent (the “Merger,” and together with the Offer and the other transactions contemplated by the Merger Agreement and CVR Agreement, the “Transactions”).
Regulus’ board of directors has unanimously (i) determined that the Merger Agreement and the Transactions, including the Offer and the Merger, are advisable, fair to and in the best interests of Regulus and its stockholders, (ii) adopted, approved and declared advisable the Merger Agreement and the Transactions in accordance with the DGCL and approved the execution and delivery by Regulus of the Merger Agreement, the performance by Regulus of its covenants and agreements contained in the Merger Agreement and the consummation of the Offer and the Merger and the other Transactions upon the terms and subject to the conditions contained therein, (iii) resolved that the Merger be effected pursuant to Section 251(h) of the DGCL and that the Merger be effected as soon as practicable following the Acceptance Time, (iv) subject to the terms and conditions set forth in the Merger Agreement, recommended that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer, and (v) established that the Merger Agreement and the Transactions will not be subject to any anti-takeover laws that might otherwise apply to the Transactions.
For Shares to be validly tendered to Purchaser pursuant to the Offer, the share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined in the Offer to Purchase) in the case of book-entry transfer, and any other documents required in the Letter of Transmittal, must be timely received by the Depositary. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary or cannot complete the procedure for delivery by book-entry transfer described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, in each case prior to the Expiration Time, you may tender your Shares by following the procedures for guaranteed delivery set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.
Purchaser will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Except as set forth in Instruction 6 of the Letter of Transmittal, Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.
Very truly yours,
Innisfree M&A Incorporated
Nothing contained herein or in the enclosed documents shall render you, the agent of Purchaser, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th floor
New York, New York 10022
Stockholders may call: (877) 800-5186 (toll-free from the United States or Canada) or
+1 (412) 232-3651 (from outside of the United States or Canada)
Banks and Brokers may call collect: (212) 750-5833